EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-127254, 333-117256, 333-115571, 333-134911) and Form S-8 (No. 333-106311) of our report dated March 13, 2007, with respect to the consolidated financial statements and management’s assessment that GMX Resources Inc. and Subsidiaries maintained effective internal control over financial reporting of GMX Resources Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Smith, Carney & Co., p.c.

Oklahoma City, OK
March 13, 2007